EXHIBIT 10.3

AGREEMENT

                      THIS IS AN AGREEMENT dated as of July 17, 1986 (the "Agreement"), between MANATRON, INC., a Michigan corporation, maintaining its principal executive offices in Kalamazoo, Michigan ("Manatron"), and RANDALL L. PEAT ("Employee"), who resides at 47801 - 45th Street North, Paw Paw, Michigan 49079.

                      In view of Employee's substantial experience, knowledge and reputation, the Board of Directors of Manatron believes the interests of the corporation are best served by the continued employment of Employee, and desires to provide Employee additional financial and job security.

                      Accordingly, the parties hereto, intending to be legally bound, hereby agree as follows:

          1.          Employment. Manatron hereby employs Employee, and Employee hereby accepts this employment, on the terms and subject to the conditions set forth herein.

          2.          Term of Employment. The term of Employee's employment under this Agreement shall commence as of July 17, 1986, and shall continue for a period of five (5) years; provided, however, that during December of each year, the board of Directors of Manatron shall consider and vote upon whether or not the term of Employee's employment should be extended for an additional one (1) year beyond the term then in effect. If the Board of Directors votes to extend the term of Employee's employment or fails to vote upon such extension during each such December, then such term shall be increased by one additional year beyond the term then in effect.

          3.          Compensation. In consideration for his services, Employee shall be paid a monthly salary, annual bonuses and other fringe benefits, as determined from time to time by the Board of Directors. For any given year, Employee's monthly salary and fringe benefits shall in no event be less than those received by Employee during the prior year; provided, however, that in the event of a significant decline in the business and profitability of Manatron for a sustained period of time, such monthly salary and fringe benefits need not be maintained at then current levels if, after reasonable notice to Employee, at least two thirds (2/3) of the entire Board of Directors reasonably determine that it would not be in the best interests of Manatron to continue such monthly salary and fringe benefits at then current levels. Employee's annual bonuses shall be determined in accordance with a formula which shall in no event be less favorable to Employee than the formula used during the one-year period prior to the date hereof; provided, however, that the amount of Employee's annual bonus for any given year shall not exceed sixty percent (60%) of the total salary paid to Employee during the one-year period immediately preceding payment of such bonus. Employee shall be considered for an increase in compensation no less frequently than once during each one-year period.

          4.          Early Termination.

(a)          Death. If Employee, while in the employ of Manatron, shall die prior to the expiration of the term of employment, this Agreement shall terminate upon his death, which for purposes of this Agreement shall be deemed to have occurred on the last day of the month in which his death shall occur. Manatron shall continue to pay compensation at the rate then in effect pursuant to paragraph 3 above for a period of twelve (12) months following the date of death.

(b)          Disability. If Employee shall be unable to substantially perform the duties described in Paragraph 6 below for a period of nine (9) successive months by reason of illness or other similar incapacity or disability, this Agreement may be terminated as of the end of any calendar month following such nine (9) months: (i) by Manatron based upon a determination that Employee is disabled and by notice in writing to that effect to Employee; or (ii) by Employee by his resignation in writing to Manatron. Any determination as to whether Employee is disabled shall be made by a licensed physician selected by agreement of Manatron and Employee or, if they cannot agree upon a physician, then by a majority of a panel of three licensed physicians, one selected by Manatron, one selected by Employee, and the third selected by the first two. If this Agreement is terminated pursuant to this subparagraph 4(b) all of the rights of Employee to compensation shall cease at the end of the sixth month following such termination.

(c)          Termination for Cause. Manatron shall have the right to terminate Employee's employment for "Cause." For purposes of this Agreement, "Cause" shall be limited to (i) the willful and continued failure by Employee to substantially perform the duties described in paragraph 6 below (other than any failure resulting from an illness or other similar incapacity or disability), after a demand for substantial performance is delivered to Employee on behalf of the board of directors of Manatron which specifically identifies the manner in which it is alleged that Employee has not substantially performed his duties, or (ii) the willful engaging by Employee in misconduct which is materially injurious to Manatron monetarily or otherwise. For purposes of this subparagraph, no act, or failure to act on Employee's part shall be considered "willful" unless done, or omitted to be done, by Employee not in good faith and without reasonable belief that his action or omission was in the best interests of Manatron. Notwithstanding the foregoing, Employee shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a notice of termination on behalf of the board of directors of Manatron after reasonable notice to him and an opportunity for him, together with counsel, to be heard before the board, finding that in the reasonable opinion of at least two-thirds (2/3) of the entire board of directors, Employee was guilty of conduct set forth above in clauses (i) or (ii) of the second sentence of this subparagraph 4(c) and specifying the particulars thereof in detail.

(d)          Termination by Employee for Good Reason. Employee shall have the right to terminate his employment for "Good Reason." For purposes of this Agreement, "Good Reason" shall mean:

(i)          without Employee's expressed written consent, the assignment to Employee of any duties inconsistent with Employee's present positions, duties, responsibilities and status with Manatron or a change in Employee's reporting responsibilities, titles or offices as presently in effect, or any removal of Employee from or any failure to reelect Employee to any of such positions, except in connection with the termination of Employee's employment by Manatron due to the death of Employee, the disability of Employee as determined under subparagraph 4(b) above, or Cause as determined under subparagraph 4(c) above, or by Employee other than for Good Reason;

(ii)          a reduction by Manatron in Employee's monthly salary as in effect on the date hereof or as the same may be increased from time to time; or the failure by Manatron to increase such monthly salary each year by a percentage which at least equals the average percentage which at least equals the average percentage increase in monthly salary for all other executive officers for the then current calendar year;

(iii)          a reduction or termination by Manatron of Employee's bonus compensation formula;

(iv)          the relocation of Manatron's principal executive offices to a location outside Kalamazoo County, Michigan, or Manatron's requiring Employee to be based anywhere other than Manatron's principal executive offices except for required travel on Manatron's business to an extent substantially consistent with Employee's present business travel obligations;

(v)          the failure by Manatron to continue in effect any benefit or compensation plan, pension plan, life insurance plan, health and accident plan or disability plan in which Employee is participating (or plans providing Employee with benefits which are at least as favorable as the benefits of the discontinued plan or plans), the taking of any action by Manatron which would adversely affect Employee's participation in or materially reduce Employee's benefits under any of such plans or deprive Employee of any material fringe benefit enjoyed by Employee, or the failure by Manatron to provide Employee with the number of paid vacation days to which Employee is then entitled on the basis of years of service with Manatron in accordance with Manatron's normal vacation policy in effect on the date hereof;

(vi)          the failure of Manatron to obtain the agreement of any successor to assume and perform this Agreement as contemplated in paragraph 8 hereof; or

(vii)          the failure of Manatron to fulfill any of its obligations under this Agreement.

          5.          Severance Pay. If the Employee's employment under this Agreement shall be terminated prior to the expiration of the term of employment by Employee for Good Reason, or by Manatron for any reason other than the death of Employee, the disability of Employee as determined under subparagraph 4(b) above, or Cause as determined under subparagraph 4(c) above, Employee shall be entitled to receive the following during the remainder of the term of employment (the "compensation period");

                      (a)          Monthly severance payments which shall continue for the term of the compensation period. The amount of each monthly payment shall be equal to Employee's monthly salary for the last full month immediately preceding his termination plus one-twelfth (1/12) of the lesser of:

          (i)          his average annual bonus for the two (2) calendar years immediately preceding his termination; or

          (ii)          sixty percent (60%) of the total salary paid to Employee during the one-year period immediately preceding his termination.

                      (b)          continued treatment as an "employee" under any stock option, employee benefit or other long-term compensation arrangement for the term of the compensation period. In the event Employee's participation in any such plan or program is barred or otherwise prevented, Manatron-shall provide Employee with benefits substantially similar to and not less favorable than the benefits which Employee would otherwise be entitled to receive under such plan or program;

                      (c)          out-placement services selected by Employee;

                      (d)          during the compensation period, Manatron shall maintain in full force and effect for the continued benefit of Employee - each employee welfare benefit plan (as such term is defined in the Employment Retirement Income Security Act of 1974, as amended) in which Employee was entitled to participate immediately prior to the date of his termination. In the event Employee's participation in any such plan is barred or otherwise prevented, Manatron shall provide Employee with benefits substantially similar to and not less favorable than the benefits which Employee would otherwise be entitled to receive under such plan;

                      (e)          in addition to the retirement benefits to which Employee is entitled under the Manatron, Inc. Pension Plan, as amended from time to time or any successor or predecessor plan (the "Pension Plan"), Manatron shall pay a supplemental retirement benefit hereunder (the "Supplemental; Benefit"). The Supplemental Benefit, subject to the reduction described below, shall be determined in accordance with and payable in the form and at the times provided in the Pension Plan, assuming Employee is fully vested under the Pension Plan and has credited service under the Pension Plan for full-time employment for the remainder of the compensation period. The amount of the benefit shall be based upon the greater of Employee's average monthly compensation under the Pension Plan at the time of termination or Employee's average monthly compensation determined by including subparagraph 5(a) above. The Supplemental Benefit shall be reduced by the amount of the retirement benefit actually payable from the Pension Plan. For purposes of this subparagraph, the term "retirement benefit" shall include any benefit payable under the Pension Plan including any death benefit, disability benefit, survivors benefit or other benefit payable to Employee or with respect to Employee's participation in the Pension Plan;

                      (f)          a reimbursement for all legal fees and expenses incurred by Employee as a result of termination (including all such fees, if any, incurred in contesting or disputing any such termination or in seeking to enforce any right or benefit provided by this Agreement); and

                      (g)          Manatron shall enable Employee to immediately exercise in full all stock options, stock appreciation rights, or similar rights or options, notwithstanding the fact that such options might not be exercisable in full at that time under their terms, or under the terms of any plan, agreement or similar arrangement under which they were granted.

                      Employee shall not be required to mitigate the amount of any payments of severance benefits provided in this paragraph 5 by seeking other employment or otherwise, nor shall the amount of any payment provided in this paragraph 5 be reduced by any compensation earned by Employee as a result of his employment with another employer after termination, or otherwise.

          6.          Duties. Employee shall be employed as the Vice President and Secretary of Manatron. If by reason of a consolidation, merger, combination or other reorganization of Magnetron the business of Manatron is continued under some other corporate entity, Employee shall be employed in substantially the same capacity with such other entity with the same authority and responsibility as he enjoyed at the time of such transaction. During the period of his employment by Manatron, Employee shall devote substantially his entire business time and energy to the business and affairs of Manatron and will use his reasonable best efforts to perform his duties as an executive officer of Manatron.

          7.          No Parachute Payments. Notwithstanding any contrary provision of this Agreement, Manatron shall not make any payment to Employee which would be a "parachute payment" as defined in Section 28OG(b)(2) of the Internal Revenue Code, and which would cause any payments made to Employee to be subject to an excise tax payable by Employee. If any "parachute payment" would otherwise be made under this Agreement, the remaining payments due to Employee shall be adjusted to reduce the present value of such payments to the extent that no "parachute payment" will be made. In Employee's sole discretion, such reduction may be effected by eliminating any payments, by reducing the amount of any payments, or by extending the date upon which any payments would otherwise be due. In the event a dispute over whether any payment provided for under this Agreement would be a "parachute payment," the opinion of Employee's attorneys or certified public accountants shall be conclusive and binding upon the parties.

          8.          Loyalty, Inventions and Secrecy.

                      (a)          Employee agrees that during the term of this Agreement and thereafter for a period of two years, without prior approval of the board of directors:

          (i)          Employee shall not, either for himself or on behalf of any other person, firm or corporation directly or indirectly, divert or attempt to divert from the Manatron any business whatsoever or attempt to so influence any customers with whom Employee may have dealings.

          (ii)          Employee shall not solicit or approach any employee of the Manatron for the purpose of inducing such employee to terminate his employment.

          (iii)          All inventions, improvements and developments made or conceived by Employee, either solely or in collaboration with others, during his employment by Manatron whether or not during working hours, and relating to any methods, apparatus, products or components thereof, which, prior to the end of his employment, are manufactured, sold, leased, used, or developed by or pertain to the business of the Manatron, shall become and remain the property of Manatron, its successors and assigns unless expressly released by Manatron as hereinafter provided.

          (iv)          Employee shall disclose promptly in writing to Manatron all said inventions, improvements and developments.

          (v)          At the request of the Manatron and without expense to him, Employee shall make, execute, and deliver all application papers, assignments or instruments, and perform or cause to be performed, such other lawful acts as Manatron may deem necessary or desirable in making or prosecuting applications, domestic -or foreign, for patents, re-issues, and extensions thereof, and assist and cooperate with Manatron or its representative in any controversy or legal proceedings relating to said inventions, improvements and developments, or to the patents which may be procured thereon.

           (vi)          At the time of leaving the employ of Manatron, Employee shall deliver to Manatron , and not keep or deliver to anyone else, any and all materials relating to Manatron's business including without limitation all customer lists, drawings, blueprints, notes, memoranda, specifications, devices and documents.

                      (b)          Employee agrees that during the term of this Agreement and forever thereafter, Employee shall hold in strictest confidence, and not disclose to any person, firm, or corporation any information, manufacturing technique, process, formula, development or experimental work, work in process, business, trade secret, or any other secret or confidential matter relating to the products, sales or business of Manatron except as such disclosure or use may be required in connection with his work for Manatron.

                      (c)          Manatron will consider each disclosure submitted by Employee. The election of whether or not to file a patent application on such disclosure and the manner of preparation and prosecution of any patent application or applications filed in the United States of America or in foreign countries shall be wholly within the discretion of Manatron, and at its expense.

                      (d)          If Employee petitions Manatron in writing to release any of his rights to any inventions or improvements which by this Agreement are assigned to Manatron, the Manatron will promptly consider and act on such petition, but is not obligated to release any of its rights.

                      (e)          Employee warrants that all unpatented inventions, improvements and developments which he made, invented, or conceived prior to entering the employ of Manatron, to which he now claims title, and which are to be specifically excluded from this Agreement, are completely described on an attached sheet.

                      (f)          Remedies. Employee recognizes and acknowledges that in the event of any default in, or breach of any of, the terms, conditions and provisions of this paragraph 8 of this Agreement (either actual or threatened) by Employee, Manatron's remedies at law shall be inadequate. Accordingly, Employee agrees that in such event, the Manatron shall have the right to specific performance and/or injunctive relief in addition to any and all other remedies and rights at law or in equity, and such rights and remedies shall be cumulative.

          9.          Successors; Binding Agreement.

          (a)          Manatron shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Manatron, by agreement in form and substance satisfactory to Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Manatron would be required to perform it if no such succession had taken place. Failure of Manatron to obtain such agreement prior to the effectiveness of any succession shall be a breach of this Agreement and shall entitle Employee to compensation from Manatron in the same amount and on the same terms as Employee would be entitled hereunder if Employee terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date of termination. As used in this Agreement, "Manatron" shall mean Manatron and any successor to Manatron's business and/or assets as aforesaid which executes and delivers the agreement provided for in this Paragraph 8 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

          (b)          This Agreement shall inure to the benefit of and be enforceable by Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Employee should die while any amount would still be payable to him hereunder if he had continued to live, all such amount, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there be no such designee, to his estate.

          9.          Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United State's registered mail, return receipt requested, postage prepaid, addressed to Employee at the address set forth on the first page of this Agreement, or to Manatron at its principal executive offices to the attention of the Chief Executive Officer of Manatron with a copy to the Secretary of Manatron, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon request.

          10.          Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Employee and such officer as may be specifically designated by the board of directors of Manatron. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the specific subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Michigan.

          11.          Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

          IN WITNESS WHEREOF, the parties have signed this Agreement as of the date and year first above written.

MANATRON, INC.

By	/s/Paul R. Sylvester
Paul R. Sylvester
Its	President

/s/Randall L. Peat
Randall L. Peat
"Employee"